EXHIBIT 10.37

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (“Agreement”) executed at New Delhi on the 10th day of January 2007 (“Effective Date”) by and between:

IL&FS Trust Company Limited, a company incorporated under the provisions of the Companies Act, 1956, and having its registered office at The ILFS Financial Centre, Plot C-22, G- Block, Bandra – Kurla Complex, Bandra (East) Mumbai 400 051 (hereinafter referred to as the “Vendor 1”) in its capacity as trustee of the Infrastructure Equity Fund (the “Fund”), a trust created under the Indian Trust Act, 1882, having its office at IL&FS Financial Centre, Plot No. C-22 G Block, Bandra Kurla Complex, Bandra (East), Mumbai 400 051;

AND

ICICI Bank Limited, a company incorporated in India under the provisions of the Companies Act, 1956, and licensed as a bank under the Banking Regulation Act, 1949 and having its registered office at Landmark, Racecourse Circle, Vadodara, Gujarat 390 007 and its corporate office at ICICI Bank Towers, Bandra – Kurla Complex, Bandra (East) Mumbai 400 051 (hereinafter referred to as the “Vendor 2”);

AND

IFCI Limited, a company incorporated under the provisions of the Companies Act, 1956, having its registered office at IFCI Tower, 61 Nehru Place, New Delhi 110 019 (hereinafter referred to as the “Vendor 3”);

AND

Punjab National Bank, a body corporate constituted in India under the provisions of the Banking Companies (Acquisition and Transfer of Undertakings) Act, 1970 and having its registered office at 7, Bhikhaji Cama Place, New Delhi 110066 (hereinafter referred to as “Vendor 4”);

AND

General Insurance Corporation of India, a company incorporated in India under the provisions of the Companies Act, 1956 and having its registered office at “Suraksha” 170, Jamshedji Tata Road, Churchgate, Mumbai 400 020 (hereinafter referred to as “Vendor 5”);

AND

NYSE Group, Inc., a corporation incorporated in the State of Delaware and having its office at 11 Wall Street, New York, NY 10005 (hereinafter referred to as the “Purchaser”).

Vendor 1, Vendor 2, Vendor 3, Vendor 4 and Vendor 5 are hereinafter, unless the context otherwise requires, collectively referred to as the “Vendors” and individually as a “Vendor”. The Vendors and the Purchaser are hereinafter, unless the context otherwise requires, collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

1.	Vendor 1 is a trustee of the Fund.

2.	Vendor 2 and Vendor 4 are each engaged in banking and other related businesses.

3.	Vendor 3 and Vendor 5 are engaged in financial services.

4.	The Purchaser is a holding company that owns and operates two U.S. self regulatory organizations, namely, New York Stock Exchange LLC and NYSE Arca, Inc.

5.	Vendor 1 is the legal owner of 3,200,000 Shares of National Stock Exchange of India Limited, a company incorporated under the provisions of the Companies Act, 1956 having its registered office at Exchange Plaza, C-1, Block G., Bandra Kurla Complex, Bandra, East, Mumbai-400051, (“Company”), representing 7.11% of the fully paid-up and issued equity share capital, on a fully diluted basis, of the Company (“Share Capital”). Vendor 2 is the legal and beneficial owner of 5,240,002 Shares of the Company representing 11.64% of the Share Capital of the Company. Vendor 3 is the legal and beneficial owner of 5,600,000 Shares representing 12.44% of the Share Capital of the Company. Vendor 4 is the legal and beneficial owner of 500,000 Shares representing 1.11% of the Share Capital of the Company. Vendor 5 is the legal and beneficial owner of 1,640,000 Shares representing 3.64% of the Share Capital of the Company.

6.	Vendor 1 in its capacity as trustee for the Fund, Vendor 2, Vendor 3, Vendor 4 and Vendor 5 are desirous of selling 2,250,000 Shares in the aggregate, which constitute 5% of the Share Capital of the Company as of the Effective Date (adjusted as of the Completion Date for any share split, bonus issue, rights issue, stock dividend, reverse spilt or similar corporate action resulting in an increase or reduction in the number of Shares held by the Vendors) (“Vendor Shares”) out of their respective shareholdings in the Company as set forth in Schedule 1 hereto, and the Purchaser and/or any of its Affiliates is desirous of acquiring, the Vendor Shares on the terms and conditions and the in the manner set forth in this Agreement.

NOW THIS AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1	Definitions and Interpretation

1.1	In this Agreement (including the recitals above), the following words and expressions have the following meanings, unless the contrary intention appears:

(a)	Affiliate of a Person (the “Subject Person”) means in the case of any Subject Person other than a natural Person, any other Person that controls, is controlled by or is under common control with the Subject Person. For purposes of this definition, “control” (together with its correlative meanings, “controlled by” and “under common control with”) means, with respect to any such Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of the Subject Person (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(b)	Business Days means any day other than a Saturday, Sunday or any day on which banks in New York City, United States of America or Mumbai, India are authorized to be closed.

(c)	Completion means the consummation of the sale and purchase of the Vendor Shares as contemplated under Clause 6 of this Agreement.

(d)	Encumbrance means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (ii) any voting agreement, interest, option, right of first offer, refusal or transfer restrictions in favour of any Person, and (iii) any adverse claim as to title, possession or use.

(e)	Governmental Approval means any consent or approval of, with or to any Governmental Authority.

(f)	Governmental Authority means any nation or government or any province, state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of India or any political subdivision thereof or any other applicable jurisdiction; any court, tribunal or arbitrator and any securities exchange or body or authority regulating such securities exchange.

(g)	Indian Rupees or Rs. means Indian rupees or the lawful currency of the Republic of India.

(h)	Law means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

(i)	Person means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

(j)	Share means an equity share of the Company having a face value of Rs.10 per equity share.

(k)	Transfer means sell, gift, give, assign, transfer, transfer of any interest in trust, mortgage, alienation, hypothecate, pledge, encumber, grant a security interest in, amalgamate, merge or suffer to exist (whether by operation of Law or otherwise) any Encumbrance on, any Shares or any right, title or interest therein or otherwise dispose of in any manner whatsoever voluntarily or involuntarily, but shall not include transfer by way of testamentary or intestate successions.

(l)	USD means United States Dollars, being the lawful currency of the United States of America.

(m)	Warranties mean the representations and warranties as set out in Clause 7 of this Agreement.

1.2	In this Agreement unless the contrary intention appears:

(a)	a reference to a Clause, schedule, annexure or appendix is a reference to a Clause of or schedule, annexure or appendix to this agreement and references to this agreement include any recital, schedule, annexure or appendix;

(b)	a reference to this Agreement or another instrument includes any variation, amendment or replacement of either of them;

(c)	the singular includes the plural and vice versa;

(d)	a reference to a Person includes a reference to the Person’s executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns;

(e)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(f)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(g)	in calculations of share numbers, references to a “fully diluted basis” mean that the calculation should be made assuming that all outstanding options, warrants and other equity securities convertible into or exercisable or exchangeable for Shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged;

(h)	references to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness such Person would have if such Person had made all reasonable best efforts, due and careful enquiry; and

(i)	any reference to any statute or statutory provision shall include:

i.	all subordinate legislation made from time to time under that provision (whether or not amended, modified, re-enacted or consolidated); and

ii.	such provision as from time to time amended, modified, re-enacted or consolidated (whether before, on or after the date of this Agreement) to the extent such amendment, modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement as applicable, and (to the extent liability thereunder may exist or can arise) shall include any past statutory provision (as from time to time amended, modified, re-enacted or consolidated) which the provision referred to has directly or indirectly replaced.

1.3	Headings are inserted for convenience and do not affect the interpretation of this Agreement.

2	Sale and purchase of Vendor Shares

Subject to the terms and conditions of this Agreement (including without limitation the satisfaction / fulfilment of the Conditions Precedent), the Vendors agree to sell and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendors, the Vendor Shares in the respective proportions set out in Schedule 1 hereto, in the manner provided in this Agreement.

3	Purchase Consideration

The aggregate consideration payable by the Purchaser for the Vendor Shares shall be Indian Rupee equivalent of USD 115,000,000 (USD One Hundred Fifteen Million only) (“Purchase Consideration”) as of the Completion Date. The Purchase Consideration shall be payable to the Vendors in the respective proportions set out in Schedule 1 hereto, in the manner set out in Clause 6 herein.

4	Conditions Precedent

4.1	The obligations of (i) the Purchaser to pay the Purchase Consideration to the Vendors; and (ii) the Vendors to sell and transfer the Vendor Shares to the Purchaser, in each case, shall be subject to the fulfilment / satisfaction of the following conditions (“Conditions Precedent”):

(a)	Receipt of the approval of the Foreign Investment Promotion Board, and/or the Reserve Bank of India, if required for the sale and purchase of the Vendor Shares in the manner contemplated herein and compliance by the applicable Parties of all or any of the conditions stipulated therein.

(b)	Receipt by the Purchaser, if required, of the approval of the Securities and Exchange Board of India in relation to the Purchaser acquiring the Vendor Shares and being a “fit and proper person” for investment in the Company.

(c)	Delivery to the Purchaser of the approval of the Securities and Exchange Board of India, if so required to be obtained by the Company, for a change of the Company’s current corporate and demutualized structure in terms of the notification dated March 10, 2005 issued by the Securities and Exchange Board of India in the Official Gazette of India (accompanied with reasonably satisfactory documents evidencing the same).

(d)	Receipt by each of the Vendors of all corporate approvals required for the execution, delivery and performance by each such Vendor of this Agreement, the sale of the Vendor Shares and the other transactions contemplated by this Agreement or in relation to matters which otherwise require approval of the respective board of directors / duly authorized committees of the Vendors.

(e)	Delivery to the Purchaser of documents evidencing receipt by the Company of all consents, waivers, resolutions and permissions required to be obtained by the Company, including the waiver(s) from the board of directors of the Company and all the shareholders of the Company waiving their rights under applicability of Article 63 of the articles of association of the Company in relation to the sale and purchase of the Vendor Shares contemplated by this Agreement.

(f)	Receipt by the Purchaser of all corporate and regulatory approvals required for the execution, delivery and performance by the Purchaser of this Agreement, the purchase of the Vendor Shares and the other transactions contemplated by this Agreement or in relation to matters which otherwise require approval of the board of directors of the Purchaser.

(g)	The Purchaser having received a letter from the Company in the form as provided for in Schedule 2 hereto.

(h)	The Warranties having been true and correct on the Effective Date and remaining true and correct on the Completion Date.

4.2	Each of the Vendors and the Purchaser shall use all best efforts to ensure satisfaction / fulfilment of the Condition Precedent set out in Clauses 4.1 (i) above, on or before the Long Stop Date (or such other extended date as may be agreed by the Parties in accordance with Clause 4.7 hereof).

4.3	The Purchaser shall use all best efforts to ensure satisfaction / fulfilment of the Conditions Precedent set out in Clause 4.1 (a), (b) and (f) above, on or before the Long Stop Date (or such other extended date as may be agreed by the Parties in accordance with Clause 4.7 hereof). In relation to the Conditions Precedent set out in Clauses 4.1(a) and (b), the Vendors agree that they shall cooperate with the Purchaser in good faith and provide all assistance and documentation necessary for the satisfaction of any of the said Conditions Precedent at the request of the Purchaser.

4.4	Each of the Vendors shall use all best efforts to ensure satisfaction / fulfilment of the Conditions Precedent set out in Clause 4.1 (d) on or before the Long Stop Date (or such other extended date as may be agreed by the Parties in accordance with Clause 4.7 hereof).

4.5	The respective Party responsible for the satisfaction of each of the Conditions Precedent as specified in Clause 4.1 above, shall promptly certify such satisfaction to the other Party(ies). Such certification shall be accompanied with satisfactory documents evidencing such fulfilment, to the reasonable satisfaction of the other Party.

4.6	If any Party becomes aware of anything which will or may prevent any of the Conditions Precedent from being satisfied before the Long Stop Date (or such other extended date as may be agreed by the Parties in accordance with Clause 4.7 hereof), the relevant Party shall notify the others in writing as soon as practicable.

4.7	If any of the Conditions Precedent set out in Clause 4.1 are not satisfied / fulfilled on or by close of business in Mumbai, India on Monday March 26, 2007 (“Long Stop Date”) then, any of the Vendors or the Purchaser, may, by written notice to the other Parties, terminate this Agreement. The Long Stop Date may be extended for such further period as may be mutually agreed upon by the Parties in writing. The Parties agree that they shall not unreasonably withhold their consent to such extension of the Long Stop Date.

4.8	If this Agreement is terminated under Clause 4.7 then, in addition to any other rights, powers or remedies provided by applicable Law:

(a)	each Party shall be released from its obligations to further perform this Agreement except those obligations which expressly survive termination; and

(b)	each Party retains the rights it has against any other Party in respect of any breach of the Agreement by such other Party prior to such termination of the Agreement.

5	Interest

5.1	In addition to the Purchase Consideration, the Purchaser agrees to pay the Vendors interest at the rate of 5.23% (five hundred and twenty three basis points) compounded annually on the Purchase Consideration, calculated from the Effective Date upto and including the Completion Date (“Interest”). The Interest shall be payable on the Completion Date along with the Purchase Consideration in the respective proportions set out in Schedule 1 hereto.

6	Completion

6.1	Completion shall take place within 2 (two) Business Days after the satisfaction / fulfilment of the Conditions Precedent or within such time and at such place as the Parties may agree (“Completion Date”). The transactions contemplated under this Agreement to be consummated at Completion shall be deemed to occur simultaneously and no such transaction shall be consummated unless all such transactions are consummated.

6.2	At Completion, the following events shall occur:

(a)	the Vendors shall deliver to the Purchaser all of the share certificates representing the Vendor Shares and duly executed share transfer forms;

(b)	The Purchaser shall credit the Purchaser Consideration along with the Interest accrued thereupon, to the respective bank accounts of the Vendors;

(c)	The Vendors shall deliver to the Purchaser a written acknowledgement of receipt of the Purchase Consideration; and

(d)	The Purchaser shall deliver to each of the Vendors a written acknowledgement of receipt of the Vendor Shares.

7	Warranties and Representations

7.1	Each Party represents and warrants to the other Parties that neither the making or execution of this Agreement nor the compliance with its terms will be in violation of any Law in force applicable to that Party or conflict with or result in breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any agreement, or other instrument applicable to that Party, or violate any of the terms or provisions of its charter documents or any judgment, decree or order of any court, or any statute, rule or regulation applicable to it.

7.2	Each Party represents and warrants to the other Parties that it has:

(a)	full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement;

(b)	validly executed and delivered this Agreement which constitutes valid, binding and enforceable obligations on it in accordance with its terms; and

(c)	subject to the receipt of the requisite approvals referred to in Clause 4.1, it has obtained all necessary approvals to enable it to perform its obligations under this Agreement and the entry into and performance of this Agreement by it does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which it is bound.

7.3	Each of the Vendors, jointly and severally, represents and warrants to the Purchaser that (“Vendor Warranties”):

(a)	to the knowledge of the Vendors, the Company has been duly incorporated and organised, and validly exists in good standing, under the Laws of India;

(b)	to the best of the knowledge of the Vendors, the authorised Share Capital of the Company comprises of 5,00,00,000 Equity Shares of face value of Rs. 10/- each, of which 4,50,00,000 Equity Shares are issued as of the Effective Date. All of the issued Shares have been duly authorised, validly issued, fully paid, and are free of any lien, pledge, security interest, claim or other encumbrance to the Company;

(c)	each such Vendor is the registered, legal and beneficial holder of its respective Vendor Shares and has a valid and marketable title thereto;

(d)	the Vendor Shares collectively represent 5% (five percent) of the Share Capital of the Company as on the Effective Date and rank pari passu with the other Shares in the Share Capital;

(e)	to the knowledge of the Vendors, except as set forth in Articles of Association of the Company, as of the Effective Date, no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any Shares or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any company Shares, and no securities or obligations evidencing such rights are authorised, issued or outstanding;

(f)	to the knowledge of the Vendors, the Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter; and

(g)	the Vendor Shares to be delivered by such Vendor to the Purchaser pursuant to this Agreement will be, when delivered, duly authorized, validly issued, fully paid-up and will be free and clear of all Encumbrances;

7.4	The Purchaser hereby further represents and warrants to the Vendors that:

(a)	it has sufficient financial resources to pay the Purchase Consideration in the manner contemplated in this Agreement; and

(b)	save and except as set forth in Clause 4.1 hereof, it has obtained all necessary statutory approvals required under any Law applicable to it, in order to enable it to perform its obligations under this Agreement.

8	Covenants

8.1	The Vendors and the Purchaser shall, subject to applicable Law, exercise their voting rights in a meeting of shareholders of the Company and cause the directors representing such Parties on the board of directors of the Company to exercise their votes in a manner to give full legal effect to the terms of this Agreement.

8.2	The Vendors and the Purchaser shall cooperate and use their respective best efforts in good faith to fulfil as promptly as practicable the documents required under Law for filing with the concerned authorized dealer of Form FC-TRS in accordance with applicable Law.

8.3	Each of the Vendors covenants to the Purchaser that if any of the Vendors wishes to transfer all or any of its Shares, the respective Vendor will be free to sell the said Shares to any Person, provided that such sale is not, directly or indirectly, to any other stock exchange or any U.S. National securities market for a period of 3 (three) years from the Completion Date.

8.4	The Purchaser expressly acknowledges, agrees and confirms that the Purchaser and its Affiliates shall not, without the prior approval of the Company, make any investment (including by way of contribution towards equity capital), in any other stock exchange(s) (or their Affiliates or subsidiaries) in India, for a period of 3 (three) years from the Completion Date.

9	Indemnification

9.1	Subject to Clause 11 (Confidentiality), each of the Vendors, jointly and severally, and the Purchaser, as the case may be, (“Indemnifying Party”) agrees to indemnify and hold harmless the Purchaser or the Vendors, the case may be (“Indemnified Party”) promptly upon demand at any time and from time to time, from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees and disbursements) and expenses (collectively, “Losses”) to which any Indemnified Party may become subject, insofar as such Losses arise out of, in any way relate to, or result from (i) any misstatement or any breach of any representation or warranty made by the Indemnifying Party, or (ii) the failure by the Indemnifying Party to fulfil any agreement, covenant, obligation or condition contained in this Agreement, or (iii) any claim or proceeding by any third party against the Indemnifying Party arising out of any act, deed or omission by the Indemnifying Party.

9.2

If the Indemnified Party(ies) is entitled to indemnification hereunder, such Indemnified Party shall give prompt notice to the Indemnifying Party(ies) against whom the indemnity is claimed of the Losses and/or any claim or of the commencement of any proceeding against the Indemnifying Party(ies) or any Indemnified Party(ies) brought by any third party with respect to which such Indemnified Party seeks indemnification pursuant hereto, which notice shall describe the evidence of such Losses; provided, however, that any delay to so notify the Indemnifying Party(ies) shall not relieve the Indemnifying Party(ies) from any obligation or liability except to the extent the Indemnifying Party(ies)is materially prejudiced by such delay. The Indemnifying Party(ies)shall forthwith on receipt of such notice, reimburse to the Indemnified Party(ies) an amount equal to all Losses, provided that the Indemnifying Party(ies)shall have the right, exercisable by giving written notice to an Indemnified Party(ies) within thirty (30) days after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the expense of the Indemnifying Party(ies)the defense of any such claim or proceeding, with the assistance of counsel reasonably satisfactory to such Indemnified Party. Notwithstanding the foregoing, in any claim in which the Indemnifying Party(ies)and the Indemnified Party(ies) are, or are reasonably likely to become, a party, the Indemnified Party(ies) shall have the right to employ separate counsel and to control its own defense of such claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party(ies) that are not available to the Indemnifying Party(ies), or (y) a conflict or potential conflict exists between the Indemnifying

Party(ies)and the Indemnified Party(ies), that would make such separate representation advisable. Subject to being fully indemnified as aforesaid, the Indemnified Party(ies) shall not consent to entry of any judgment or enter into any settlement, without the prior written approval of the Indemnifying Party(ies). The Indemnifying Party(ies)shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof a release by the claimant or plaintiff to such Indemnified Party(ies), in form and substance satisfactory to the Indemnified Party(ies), from all liability in respect of such claim or proceeding. The Indemnifying Party(ies)shall not be liable for any settlement of any claim effected against the Indemnified Party without its written consent, which consent shall not be unreasonably withheld or delayed.

9.3	Notwithstanding anything contained in Clause 9 to the contrary, the aggregate liability of each Vendor or the Purchaser, as the case may be, under Clause 9 in relation to an Indemnified Party shall not exceed an amount equal to the Purchase Consideration. The Parties shall not be liable for each other’s indirect, special or consequential damages (including lost profits or lost revenues) under this Agreement, regardless of whether such liability arises in tort, contract, breach of warranty, indemnification or otherwise.

9.4	To the extent the payment by an Indemnifying Party(ies)of any indemnification payment pursuant to the provisions of this Clause 9 shall be subject to receipt of Governmental Approvals (if required), the said Indemnifying Party(ies)shall be responsible for obtaining all such Governmental Approvals and shall make all applications and take all steps required to obtain the same.

9.5	The rights of an Indemnified Party pursuant to this Clause 9 shall be in addition to and not exclusive of, and shall be without prejudice to, any other rights and remedies available to such Indemnified Party at equity or law including the right to seek specific performance, rescission, restitution or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

9.6	For avoidance of doubt it is clarified that the obligation of the Indemnifying Party(ies), to indemnify and hold harmless the Indemnified Party(ies) in respect of Losses arising from a breach of any Warranty set out in Clause 7, shall survive delivery of and payment for the Vendor Shares on the Completion Date.

10	Termination

10.1	This Agreement may be terminated as follows:

(a)	at the election of the Purchaser or the Vendors, if any one or more of the Conditions Precedent has not been fulfilled on the Long Stop Date (or such other extended date as may be agreed by the Parties in accordance with Clause 4.7 hereof);

(b)	at the election of the Purchaser or the Vendor, if any of the Vendors or the Purchaser, as the case may be, has materially breached any Warranties, or any other material covenant or agreement contained in this Agreement, and such material breach cannot be or is not cured within 15 (fifteen) days after being notified in writing of the same; and/or

(c)	by the mutual written consent of all of the Parties.

10.2	Survival

The respective agreements, representations, warranties and indemnities set forth in or made pursuant to Clauses 8, 9, 10.2, 11, 13, 14 and 15 of this Agreement, will remain in full force and effect, and will survive delivery of and payment for the Vendor Shares on the Completion Date. The provisions of Clauses 9, 10.2, 11, 13, 14 and 15 hereof shall survive the termination of this Agreement.

11	Confidentiality

11.1	Each Party agrees and undertakes that its Affiliates, directors, officers, managers, employees (including those on secondment), legal, financial and professional advisors and bankers (collectively, “Representatives”) do not reveal, to any third party other than the foregoing parties any Confidential Information of the other party without the prior written consent of the concerned Party. The term “Confidential Information” as used in this Agreement means (i) any information concerning the organisation, business, intellectual property, technology, trade secrets, know-how, finance, transactions or affairs of the Vendors or the Company or any other Party to this Agreement or any of their respective Affiliates, directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date hereof); (ii) except as required to resolve such dispute or to enforce a party’s rights hereunder, any information whatsoever concerning or relating to (1) any dispute or claim arising out of or in connection with this Agreement; or (2) the resolution of such claim or dispute; and (iii) any information or materials prepared by or for a Party or its Representatives that contain or otherwise reflect, or are generated from, Confidential Information.

11.2	The provisions of Clause 11.1 above shall not apply to:

(a)	disclosure of Confidential Information that is already in the public domain or becomes generally available to the public other than through the act or omission of or as a result of disclosure by or at the direction of a Party or any of its Representatives in breach of this Agreement;

(b)	disclosure by a Party to its Representatives provided such Representatives are bound by similar confidentiality obligations;

(c)	disclosure, after giving prior notice to the other Parties to the extent legally permissible under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent requested or required under the rules of any stock exchange or by applicable Laws or governmental regulations or judicial process or generally accepted accounting principles applicable to any Party;

(d)	Confidential Information acquired independently by a Party from a third party source not obligated to the Party disclosing Confidential Information to keep it confidential;

(e)	Confidential Information already known or already in the lawful possession of the Party receiving Confidential Information as of the date of its disclosure;

(f)	disclosure in connection with the performance of obligations or the exercise of rights (including remedies) under this Agreement;

(g)	disclosure in the course of any negotiations with any Person with a view to transferring any securities to such Person, information in respect of the Company in so far as and to the extent necessary on a need to know basis that is necessary to permit such Person to evaluate the business of the Company may be provided to such Person, provided that such Person has executed a confidentiality agreement in customary form; and/or

(h)	disclosure required by applicable Law, including but not limited to the disclosure in any Party’s periodic or other reporting required under applicable securities laws.

12	Cost and Expenses

All stamp duties and similar assessments, if any, arising from or payable by reason of the delivery of the Vendor Shares to the Purchaser and for the effectiveness of this Agreement shall be borne and paid by the Purchaser. For the avoidance of doubt, it is clarified that all expenses and costs incurred by each Party, except for the payment of stamp duty as mentioned above, shall be borne by the Party incurring such expenses and costs.

13	Notices

13.1	A notice, approval, consent or other communication in connection with this Agreement:

(a)	must be in writing;

(b)	must be marked for the attention of the person named in this Clause; and

(c)	must be left at the address of the addressee, or sent by a reputable international courier to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this Clause or if the addressee notifies another address or facsimile number then to that address or facsimile number

The address and facsimile number of each party is:

Vendor 1

Attention:	Mr. Sachin Gupta
Address:	The ILFS Financial Centre,
Plot C-22, G- Block,
Bandra – Kurla Complex,
Bandra (East) Mumbai 400 051

Facsimile:	+91-22-2652 0617

Vendor 2

Attention:	Ms. Vishakha Mulye, Group Chief Financial Officer
Address:	ICICI Bank Towers
Bandra Kurla Complex
Mumbai 400 051

Facsimile:	+91-22-2653 1111

Vendor 3

Attention:	Mr. R. M. Malla
Address:	IFCI Tower
61 Nehru Place
New Delhi 110 019
India

Facsimile:	+91-11-2623 0021

Vendor 4

Attention:	Mr. Arun Kaul
Address:	7, Bhikhaji Cama Place
New Delhi 110 066
India

Facsimile:	+91-11-2619 6513

Vendor 5

Attention:	Mr. R. K. Joshi
Address:	“Suraksha”
170, Jamshedji Tata Road
Churchgate
Mumbai 400 020
India

Facsimile:	+91-22-2288 4010

Purchaser

Attention:	Nelson Chai, CFO and Executive Vice-President
Address:	11 Wall Street
New York, NY 10005

Facsimile:	+1-212-656 2078

13.2	A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it

14	Miscellaneous

14.1	Waiver and variation: A provision of or a right created under this Agreement may not be:

(a)	waived except in writing signed by the Party granting the waiver; or

(b)	varied except in writing signed by the Parties

14.2	Time of the essence: Time is of the essence of this Agreement in respect of any date or period determined under this Agreement.

14.3	Further assurances: Each Party agrees, at its own expense, on the request of any other party, to do everything reasonably necessary to give effect to this agreement and the transactions contemplated by it (including the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

14.4	No Partnership. Neither the Purchaser nor the Vendors shall act as an agent of each other or have any authority to act for or to bind each other, except as provided in this Agreement.

14.5	Entire Agreement. This Agreement and the attached Schedules, shall contain the entire understanding of the Parties and shall be read in conjunction with each other and shall supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

14.6	Independent Rights. Each of the rights of the Parties hereto under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the Party, whether under this Agreement or otherwise.

14.7	Specific Performance. The Parties agree that damages may not be an adequate remedy and the Purchaser shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the any of the Vendors from committing any violation or enforce the performance of the covenants, representations and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity, including without limitation a right for damages.

14.8	Non-Exclusive Remedies. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at Law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfil any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

14.9	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable such provision or provisions shall be deemed to be deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of the Agreement are not altered.

14.10	No Assignment. This Agreement shall not be capable of assignment by any Party without the prior written consent of the Purchaser and the Vendors.

14.11	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

14.12	Affiliates. The Parties expressly agree that the right of the Purchaser to acquire the Vendor Shares under this Agreement may exercised by or in combination with one or more of its Affiliates and this Agreement will be interpreted accordingly.

15	Jurisdiction, Governing Law and Dispute Resolution

15.1	This Agreement and the transactions contemplated by this agreement are governed by the law in force in India.

15.2	If any dispute, difference, claim or controversy (the “Dispute”) arises between the Parties about the validity, interpretation, implementation or alleged breach of any provision of this agreement, then the parties shall negotiate in good faith to endeavour to resolve the matter. However, if the Dispute has not been resolved by the parties within thirty (30) days after the date of receipt of written notice of the Dispute by either party from the party raising the Dispute, then either party may submit the Dispute to arbitration. Arbitration will be by a three member panel pursuant to International Chamber of Commerce Arbitration Rules (“ICC Rules”) in Singapore. The Purchaser and the Vendors (collectively as a group) shall appoint one arbitrator each and the two arbitrators shall appoint the third or the presiding arbitrator. The arbitration proceedings shall be conducted and the award shall be rendered in the English language. Each of the parties hereto agrees, in connection with the enforcement of any arbitral award rendered pursuant to this agreement to submit to the jurisdiction of the courts in any country having jurisdiction to enforce the award. Each of the Parties hereby submits unconditionally to the exclusive jurisdiction of the courts of Mumbai for the purposes of (i) enforcing this agreement to arbitrate, (ii) seeking interim, provisional or ancillary remedies and relief, and (ii) entry of judgment upon any arbitral award made pursuant hereto. Any other provision of this agreement notwithstanding, (i) the arbitration panel shall not make any award against any Party(ies) requiring any remedy other than payment of actual damages incurred by the other Party(ies), and (ii) the arbitration panel shall not award any incidental, consequential, speculative or punitive damages.

15.3	The costs and expenses of the arbitration, including, without limitation, the fees of the arbitration and the arbitration panel, shall be borne equally by each Party to the dispute or claim and each Party shall pay its own fees, disbursements and other charges of its counsel, except as may be determined by the arbitration panel. The arbitration panel would have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum would carry interest, if awarded, until the actual payment of such amounts.

15.4	The Parties hereto expressly agree that the provisions of Part I of the (Indian) Arbitration and Conciliation Act, 1996 (except for the provisions of Sections 9 and 31(7) thereof) shall not apply to the arbitral proceedings referred to in this Clause 15.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day and year first above written.

SIGNED AND DELIVERED by IL&FS Trust Company Limited (Vendor 1) by the hand of Mr. Sachin Gupta, its duly Authorised Signatory.	) ) )

SIGNED AND DELIVERED by ICICI Bank Limited (Vendor 2) by the hand of Mr. Jyotin Mehta, General Manager & Company Secretary, its duly Authorised Signatory.	) ) ) )

SIGNED AND DELIVERED by IFCI Limited (Vendor 3), by the hand of Sonjay Sethee, its duly Authorised Signatory.	) ) ) )

SIGNED AND DELIVERED by Punjab National Bank (Vendor 4) by the hand of Arun Kaul, its duly Authorised Signatory.	) ) )

SIGNED AND DELIVERED by The General Insurance Corporation of India (Vendor 5) by the hand of Mrs. Bhagya, its duly Authorised Signatory.	) ) ) )

SIGNED AND DELIVERED by NYSE Group, Inc. (the Purchaser) by the hand of Nelson Chai, CFO and Executive Vice President, its duly Authorised Signatory.	) ) ) )

SCHEDULE 1

Sr. No.	Vendor	No. of Vendor shares	Percentage (%)	Purchase Consideration attributable to the respective Vendor (USD) (not inclusive of Interest)
1.	Vendor 1	562,500	1.25%	28,750,000
2.	Vendor 2	562,500	1.25%	28,750,000
3.	Vendor 3	787,500	1.75%	40,250,000
4.	Vendor 4	112,500	0.25%	5,750,000
5.	Vendor 5	225,000	0.50%	11,500,000

	Total	2,250,000	5.00%	115,000,0000

SCHEDULE 2

DRAFT FORM OF LETTER FROM THE COMPANY

Date: [On or about the Effective Date]

To,

IL&FS, ICICI, IFCI, PNB & GIC

Dear Sir,

Re:	Share Purchase Agreement dated January 10, 2007 between IL&FS Trust Company Limited, ICICI Bank Limited, IFCI Limited, Punjab National Bank, The General Insurance Corporation of India and NYSE Group, Inc. (“Share Purchase Agreement”)

1.	We confirm having received today a copy of the Share Purchase Agreement executed between you and ________ for the proposed sale of _________ equity shares of Rs. 10/- each of the Company at a premium of Rs. ________ per share in the proportion as to the number of shares mentioned in the SPA.

2.	We shall promptly initiate steps envisaged under Article 63 of the Articles of Association of the Company in relation to the proposed sale and purchase of the shares.

3.	We shall also keep you informed of the development on the completion of each milestone viz., the decision of the Board/Committee on the price under Article 63, the issue of notices for pre-emption rights, and the decision of the Board/ Committee on the pre-emption rights exercise, if any.

4.	If and when the consent of the Board/Committee is received by you duly communicated by us, you may deposit the split requests, share certificates and the share transfer deeds duly executed by all concerned parties along with the statutory and regulatory approvals, as may be required, with us for the approval of transfer by the Board/Committee.

5.	On receipt of the documents, we shall promptly place the same before the Board/ Committee for its decision in accordance with applicable Law and if the Board/Committee approves the transfer, it shall be duly registered in the Company’s register of share transfers and register of members, and the Company shall deliver the share certificates to the Purchaser with the transfer duly registered.

Yours truly,

For National Stock Exchange of India Limited

Authorised Signatory

Copy To:

NYSE Group, Inc.

11 Wall Street

New York, NY 10005

Facsimile:     +1(212) 656-2078

Attention:     Nelson Chai, CFO and Executive Vice-President